Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-216495, 333-224591, 333-229530, 333-236257, 333-252789, 333-262543, 333-271507, 333-278955, 333-286905) pertaining to the Snap Inc. 2017 Equity Incentive Plan, Snap Inc. 2017 Employee Stock Purchase Plan, and a separate Snap Inc. Restricted Stock Unit Award Agreement of our reports dated February 4, 2026, with respect to the consolidated financial statements of Snap Inc., and the effectiveness of internal control over financial reporting of Snap Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Los Angeles, California
February 4, 2026